Exhibit 99.1


     Praxair Reports Third-Quarter Earnings Per Share of 91 Cents

    DANBURY, Conn.--(BUSINESS WIRE)--Oct. 29, 2003--Praxair, Inc. (NYSE: PX) reported third-quarter 2003 diluted earnings per share of 91 cents. This compares to third quarter 2002 earnings per share of 80 cents, or 85 cents per share(a) excluding special items in that period.
    Sales for the quarter of $1,414 million grew 9% from 2002, and 5% excluding the impact of higher natural gas prices and stronger currencies in Europe and South America. The underlying sales growth was due to higher overall pricing and continued volume growth in overseas markets.
    Operating profit was $240 million, compared to $235 million in the prior year. The improvement was driven by revenue growth and strong productivity initiatives.
    Net income of $150 million grew 15% from last year due to higher operating profit and lower interest expense, partially offset by a higher effective tax rate.
    In North America, sales of $918 million grew 9% from the prior year. Excluding the pass-through effect of higher natural gas prices, sales grew 6%. The growth in sales came largely from higher pricing. Overall gases volumes for the quarter were slightly lower than the prior year; however, volumes improved sequentially towards the end of the quarter, reflecting increased customer demand. Segment operating profit increased to $141 million from $139 million in the prior year period.
    In Europe, sales rose 11% to $168 million. Excluding currency and a divestiture, sales grew 3% from higher price and volumes across the region. Operating profit grew 22% to $44 million, reflecting an improved operating margin from productivity gains and higher capacity utilization rates, in addition to currency gains. South America sales of $187 million grew 21%, and 17% excluding the effect of currency appreciation. Sales grew as a result of higher pricing, and higher volumes to metals and healthcare markets. Operating profit was $29 million versus $37 million in the prior year, which included $5 million of future period hedge gains. Sales in Asia grew 23% to $103 million primarily from strong volume demand, particularly in China. Asia's operating profit grew to $17 million, from $14 million a year ago. Praxair Surface Technologies' sales were $99 million and operating profit was $9 million, both unchanged from the year-ago quarter.
    Cash flow from operations for the quarter was $303 million. Capital expenditures during the quarter were $168 million, reflecting costs related to the hydrogen plant construction on the U.S. Gulf Coast. After the net purchase of $103 million of stock during the quarter, the debt-to-capital ratio(a) remained at 49.2%.
    "We are beginning to see signs of improving conditions in North America," said Dennis H. Reilley, chairman and chief executive officer. "Customer demand has started to strengthen in some markets, but it remains to be seen if this will develop into a sustainable recovery, and if the economy will continue to grow into 2004. However, we believe our ongoing productivity efforts and growth programs will continue to drive earnings higher in the future."
    For the fourth quarter of 2003, Praxair expects earnings of 90 to 94 cents per diluted share. For the full year, earnings guidance is $3.51 to $3.55.
    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2002 sales of $5.1 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    (a)Non GAAP measure: See Quarterly Financial Summary and Appendix:
Non-GAAP measures

    A teleconference on Praxair's third-quarter 2003 results is being held this morning, October 29, at 9:00 am Eastern Standard Time. The number is (617) 786-4511 -- Passcode: 69159764. The call also is available as a webcast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

    The forward-looking statements contained in this announcement concerning demand for products and services, the expected macroeconomic environment, sales and earnings growth, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These include the impact of changes in worldwide and national economies, the cost and availability of electric power, natural gas and other materials, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates.


                    PRAXAIR, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                                     Quarter Ended   Nine Months Ended
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2003              2003
                                     (a,b)     2002    (a,b)     2002
                                   -------- -------- -------- --------

SALES                               $1,414   $1,292   $4,152   $3,831
Cost of sales                          832      749    2,469    2,203
Selling, general and administrative    191      187      568      562
Depreciation and amortization          133      120      382      361
Research and development                18       16       54       49
Other Income  (expense) - net ( c )      -       15       (1)      40
                                   -------- -------- -------- --------
OPERATING PROFIT                       240      235      678      696
Interest expense ( d )                  38       63      115      161
                                   -------- -------- -------- --------
INCOME BEFORE INCOME TAXES             202      172      563      535
Income taxes ( e )                      49       38      125      118
                                   -------- -------- -------- --------
                                       153      134      438      417
Minority interests                      (6)      (5)     (17)     (15)
Income from equity investments           3        2        9        6
                                   -------- -------- -------- --------
INCOME BEFORE ACCOUNTING CHANGES       150      131      430      408
Cumulative effect of an accounting
 change ( f )                            -        -        -     (139)
                                   -------- -------- -------- --------
NET INCOME                            $150     $131     $430     $269
                                   ======== ======== ======== ========

PER SHARE DATA:
Basic earnings per share:
Before accounting change             $0.92    $0.81    $2.64    $2.50
Accounting change ( f )                  -        -        -    (0.85)
                                   -------- -------- -------- --------
Net income                           $0.92    $0.81    $2.64    $1.65
                                   ======== ======== ======== ========

Diluted earnings per share:
Before accounting change             $0.91    $0.80    $2.60    $2.47
Accounting change ( f )                  -        -        -    (0.84)
                                   -------- -------- -------- --------
Net income                           $0.91    $0.80    $2.60    $1.63
                                   ======== ======== ======== ========

Cash dividends                       $0.22    $0.19    $0.64    $0.57

WEIGHTED AVERAGE SHARES
 OUTSTANDING:
Basic shares outstanding (000's)   163,215  162,296  163,147  162,839
Diluted shares outstanding (000's) 165,495  163,956  165,226  164,893

(a) Results for the quarter and nine months ended September 2003 include a $20 million and $89 million increase in sales, respectively, from the incremental contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas prices, with no impact on operating profit.

(b) Consolidated sales for the quarter and nine months ended September 2003 increased $43 million and $42 million, respectively, due to currency effects versus 2002.

(c) Other income (expense) - net for the 2002 quarter includes net income hedge gains of $5 million related to future periods.

(d) Interest expense for the third quarter of 2002 includes $15 million from the early retirement of $300 million of bonds.

(e) In the 2003 second quarter, the Company recorded a $10 million income tax benefit resulting from the resolution of various tax matters for previous years.

(f) In the 2002 first quarter, the Company recorded a $139 million non-cash transition charge to earnings for the adoption of SFAS 142 as a cumulative effect of an accounting change.


                    PRAXAIR, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Millions of dollars)
                              (UNAUDITED)

                                                    September December
                                                       30,       31,
                                                      2003      2002
                                                    --------- --------
ASSETS
Cash and cash equivalents                                $46      $39
Accounts receivable                                      965      860
Inventories                                              302      277
Prepaid and other current assets                         113      110
                                                    --------- --------
TOTAL CURRENT ASSETS                                   1,426    1,286

Property, plant and equipment - net                    5,123    4,666
Goodwill                                               1,044      985
Other intangibles                                         53       50
Other assets                                             421      414
                                                    --------- --------
TOTAL ASSETS                                          $8,067   $7,401
                                                    ========= ========

LIABILITIES AND EQUITY
Accounts payable                                        $393     $378
Short-term debt                                          144      215
Current portion of long-term debt                         23       23
Other current liabilities                                499      484
                                                    --------- --------
TOTAL CURRENT LIABILITIES                              1,059    1,100

Long-term debt                                         2,791    2,510
Other long-term liabilities                            1,162    1,287
                                                    --------- --------
TOTAL LIABILITIES                                      5,012    4,897

Minority interests                                       181      164
Shareholders' equity (a)                               2,874    2,340
                                                    --------- --------
TOTAL LIABILITIES AND EQUITY                          $8,067   $7,401
                                                    ========= ========


(a) Shareholders' equity in 2003 includes a net increase of $251 million for currency translation movements primarily in South
    America, Europe and North America versus December 31, 2002.


                    PRAXAIR, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)
                              (UNAUDITED)

                                                Quarter    Nine Months
                                                 Ended       Ended
                                               September   September
                                                   30,         30,
                                               ----------- -----------
                                               2003  2002  2003  2002
                                               ----- ----- ----- -----

OPERATIONS
  Net income                                   $150  $131  $430  $269
  Adjustments:
    Depreciation and amortization               133   120   382   361
    Accounting change                             -     -     -   139
    Other non-cash (benefits)/charges            15     2    31    (3)
    Working capital                              31    21   (79)  (48)
    Long-term assets and liabilities and other  (26)  (18)  (14)  (55)
                                               ----- ----- ----- -----
     Net cash provided by operating activities  303   256   750   663
                                               ----- ----- ----- -----

INVESTING
  Capital expenditures, excluding purchase of
   leased assets                               (168) (119) (445) (340)
  Purchase of leased assets (a)                   -     -  (339)    -
                                               ----- ----- ----- -----
    Total capital expenditures                 (168) (119) (784) (340)
  Acquisitions                                   (3)   (7)  (42)  (76)
  Divestitures and asset sales                    2     6    56    21
                                               ----- ----- ----- -----
     Net cash used for investing activities    (169) (120) (770) (395)
                                               ----- ----- ----- -----

FINANCING
  Debt increase - net (a)                         -  (138)  188  (108)
  Issuance of common stock                       54    40   171   171
  Purchases of common stock                    (157)  (29) (221) (265)
  Cash dividends                                (35)  (31) (105)  (93)
  Minority transactions and other                (4)   35    (7)   34
                                               ----- ----- ----- -----
     Net cash (used for)/provided by financing
      activities                               (142) (123)   26  (261)

Effect of exchange rate changes on cash and
 Cash equivalents                                 -    (1)    1    (2)
                                               ----- ----- ----- -----

Change in cash and cash equivalents              (8)   12     7     5

Cash and cash equivalents, beginning-of-period   54    32    39    39
                                               ----- ----- ----- -----

Cash and cash equivalents, end-of-period        $46   $44   $46   $44
                                               ===== ===== ===== =====


(a) In June 2003, Praxair purchased U.S. liquid storage and distribution equipment, and production facilities along the U.S. Gulf Coast, which were previously financed as operating leases, for a total of $339 million.


                    PRAXAIR, INC. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                         (Millions of dollars)
                              (UNAUDITED)

                                          Quarter        Nine Months
                                           Ended           Ended
                                        September 30,   September 30,
                                      ---------------- ---------------
                                         2003    2002    2003    2002
                                      -------- ------- ------- -------

SALES
  North America (a)                      $918    $845  $2,704  $2,499
  South America (b)                       187     154     520     496
  Europe (c)                              168     151     508     432
  Asia (d)                                103      84     279     236
  Surface Technologies (e)                 99      99     296     297
  Elimination                             (61)    (41)   (155)   (129)
                                      -------- ------- ------- -------
       Total sales                     $1,414  $1,292  $4,152  $3,831
                                      ======== ======= ======= =======

SEGMENT OPERATING
 PROFIT
  North America (a)                      $141    $139    $407    $415
  South America (b)                        29      37      84     109
  Europe                                   44      36     123     100
  Asia                                     17      14      45      37
  Surface Technologies                      9       9      19      28
  All Other (f)                             -       -       -       7
                                      -------- ------- ------- -------
       Total operating profit            $240    $235    $678    $696
                                      ======== ======= ======= =======

(a) North American sales for the quarter and nine months ended
    September 2003 increased $20 million and $89 million, respectively, from the contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas prices, with no impact on operating profit.

(b) South American sales for the quarter and nine months ended September 2003 increased $7 million and decreased $72 million, respectively, due to currency effects versus 2002. Operating profit for the 2003 quarter includes a net income hedge loss of $1 million related to future periods. Operating profit for the 2002 quarter includes a net income hedge gain of $5 million related to future periods. Operating profit for the 2003 quarter and nine months includes a $5 million charge related to the settlement of legal matters.

(c) European sales for the quarter and nine months ended September 2003 increased $21 million and $83 million, respectively, due to currency effects versus 2002.

(d) Asia's sales for the quarter and nine months ended September 2003 include $5 million related to the consolidation of a joint venture in China, which is now controlled by Praxair.

(e) Surface Technologies sales for the quarter and nine months ended September 2003 increased $5 million and $20 million, respectively, due to currency effects versus 2002.

(f) All Other represents a net gain of $7 million in the 2002 second quarter related to a litigation settlement.


                    PRAXAIR, INC. AND SUBSIDIARIES
                      QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                          2003                     2002
                ------------------------ -----------------------------
                   Q3    Q2(a)     Q1     Q4(b)   Q3(b)  Q2(c)    Q1
FROM THE INCOME
 STATEMENT
Sales          $1,414  $1,401  $1,337   $1,297  $1,292  $1,307 $1,232
Cost of sales     832     833     804      747     749     755    699
Selling, general
 and
 administrative   191     192     185      189     187     191    184
Depreciation and
 amortization     133     127     122      122     120     120    121
Research and
 development       18      19      17       20      16      16     17
Other income
 (expenses) - net   -      (7)      6        8      15      19      6
                ------------------------ -----------------------------
Operating profit  240     223     215      227     235     244    217
Interest expense   38      35      42       45      63      47     51
Income taxes       49      35      41       40      38      43     37
Minority
 interests         (6)     (6)     (5)      (5)     (5)     (6)    (4)
Income from
 equity
 investments        3       3       3        3       2       2      2
                ------------------------ -----------------------------
Income before
 cumulative
 effect of
 accounting
 changes          150     150     130      140     131     150    127
Cumulative effect
 of accounting
 changes            -       -       -        -       -       -   (139)
                ------------------------ -----------------------------
Net income       $150    $150    $130     $140    $131    $150   $(12)
                ======================== =============================
PER SHARE DATA
Diluted earnings
 per share:
Income before
 cumulative
 effect of
 accounting
 changes        $0.91   $0.91   $0.79    $0.85   $0.80   $0.91  $0.77
Accounting
 changes            -       -       -        -       -       -  (0.84)
                ------------------------ -----------------------------
Net income      $0.91   $0.91   $0.79    $0.85   $0.80   $0.91 $(0.07)
                ======================== =============================
Cash dividends
 per share      $0.22   $0.21   $0.21    $0.19   $0.19   $0.19  $0.19
Diluted weighted
 average share
 outstanding
 (000's)       165,495 165,425 164,635 164,315 163,956 164,835 165,936

FROM THE BALANCE
 SHEET
Total debt     $2,958  $2,952  $2,742   $2,748  $2,875  $3,022 $3,009
Total capital
 (non-GAAP
 measure, see
 Appendix)      6,013   6,000   5,379    5,252   5,231   5,526  5,605
Debt-to-capital
 ratio (non-GAAP
 measure, see
 Appendix)      49.2%   49.2%   51.0%    52.3%   55.0%   54.7%  53.7%

FROM THE STATEMENT OF
 CASH FLOWS
Cash flow from
 operations     $303    $276    $171     $338    $256    $260   $147
                ------------------------ -----------------------------
Capital
 expenditures,
 excluding
 purchase of
 leased assets   168     154     123      158     119     114    107
Purchase of
 leased assets     -     339       -        -       -       -      -
                ------------------------ -----------------------------
   Total capital
    expenditures 168     493     123      158     119     114    107
Acquisitions       3      25      14       37       7       9     60
Cash dividends    35      35      35       30      31      31     31

OTHER INFORMATION
Number of
 employees     25,361 24,996  24,730   25,010  24,809  24,627 24,375
After-tax return
 on capital (ROC)
 (non-GAAP
 measure, see
 Appendix)      12.3%   12.9%   12.6%    13.7%   13.8%   13.8%  12.2%

SEGMENT DATA
SALES
-----------------
North America   $918    $893    $893     $852    $845    $852   $802
South America    187     185     148      136     154     172    170
Europe           168     175     165      157     151     149    132
Asia             103      92      84       88      84      79     73
Surface
 Technologies     99      99      98       97      99      99     99
Eliminations     (61)    (43)    (51)     (33)    (41)    (44)   (44)
                ------------------------ -----------------------------
    Total     $1,414  $1,401  $1,337   $1,297  $1,292  $1,307 $1,232
                ======================== =============================
SEGMENT OPERATING
 PROFIT
-----------------
North America   $141    $135    $131     $142    $139    $139   $137
South America     29      26      29       26      37      41     31
Europe            44      41      38       39      36      34     30
Asia              17      15      13       14      14      13     10
Surface
 Technologies      9       6       4        6       9      10      9
All Other          -       -       -        -       -       7      -
                ------------------------ -----------------------------
    Total       $240    $223    $215     $227    $235    $244   $217
                ======================== =============================

(a) Diluted EPS for the second quarter of 2003 includes a charge of ($0.02) per share from the recognition of currency hedge losses related to anticipated second half net income and a benefit of $0.06 per share from the resolution of various tax matters for previous years. Reported diluted EPS was $0.91, and it would have been $0.87 per diluted share excluding these items (EPS of $0.87 is a non-GAAP measure).

(b) Diluted EPS for the third quarter of 2002 included a charge of ($0.07) per share for the early retirement of debt and a benefit of $0.02 per share from the recognition of currency hedge gains related to anticipated fourth quarter net income. Reported diluted EPS was $0.80, and it would have been $0.85 per diluted share excluding these items (EPS of $0.85 is a non-GAAP measure).

(c) Diluted EPS for the second quarter of 2002 included a benefit of $0.07 per share resulting from a litigation settlement and recognition of currency hedge gains related to anticipated net income in future quarters. Reported diluted EPS was $0.91, and it would have been $0.84 per diluted share excluding these items (EPS of $0.84 is a non- GAAP measure). All other represents a net gain of $7 million related to a litigation settlement.


                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                           NON-GAAP MEASURES
                     (Dollar amounts in millions)
                              (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that its debt-to-capital ratio is appropriate for measuring its financial leverage. The Company believes that its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interest, preferred stock, and shareholders' equity).

                             2003                  2002
                    --------------------- ----------------------------
                      Q3    Q2(a)   Q1     Q4(b)  Q3(b)  Q2(c)   Q1
TOTAL CAPITAL
--------------------
   Total debt       $2,958 $2,952 $2,742  $2,748 $2,875 $3,022 $3,009
   Minority
    interests          181    168    160     164    152    155    148
   Preferred
    stock                -      -      -       -      -     20     20
   Shareholders'
    equity           2,874  2,880  2,477   2,340  2,204  2,329  2,428
                    --------------------- ----------------------------
     Total Capital  $6,013 $6,000 $5,379  $5,252 $5,231 $5,526 $5,605
                    ===================== ============================

DEBT-TO-CAPITAL
 RATIO                49.2%  49.2%  51.0%   52.3%  55.0%  54.7%  53.7%
---------------     ===================== ============================


AFTER-TAX RETURN ON
 CAPITAL (ROC)
--------------------
   Operating
    profit            $240   $223   $215    $227   $235   $244   $217
   Less: reported
    taxes              (49)   (35)   (41)    (40)   (38)   (43)   (37)
   Less: tax
    benefit on
    interest
    expense             (9)    (8)   (10)    (10)   (14)   (11)   (11)
   Add: income
    from equity
    investments          3      3      3       3      2      2      2
                    --------------------- ----------------------------
    Net operating
     profit
     after-tax
     (NOPAT)          $185   $183   $167    $180   $185   $192   $171

   Beginning
    capital         $6,000 $5,379 $5,252  $5,231 $5,526 $5,605 $5,627
   Ending capital   $6,013 $6,000 $5,379  $5,252 $5,231 $5,526 $5,605
   Average
    capital         $6,007 $5,690 $5,316  $5,242 $5,379 $5,566 $5,616

   ROC %               3.1%   3.2%   3.1%    3.4%   3.4%   3.4%   3.0%

    ROC %
     (annualized)(a)  12.3%  12.9%  12.6%   13.7%  13.8%  13.8%  12.2%
                    ===================== ============================

(a) ROC for the current quarter was reduced by 0.8% on an annualized basis due to the additional debt from the purchase of leased assets in the 2nd quarter of 2003.

(b) NOPAT for the second quarter of 2003 included a tax benefit of $10 million (0.7% ROC annualized) resulting from the resolution of tax matters from previous years, and a charge of $5 million pre-tax and $4 million after tax (0.3% ROC annualized) from the recognition of currency hedge losses related to anticipated second half net income. ROC for the second quarter was reduced by 0.4% on an annualized basis due to the additional debt from the purchase of leased assets.

(c) NOPAT for the third quarter of 2002 included a benefit of $4 million (0.3% ROC annualized) from the recognition of currency hedge gains related to fourth quarter 2002 earnings.

(d) NOPAT for the second quarter of 2002 included a benefit of $11 million (0.8% ROC annualized) resulting from a litigation settlement ($7 million pre-tax) and recognition of currency hedge gains ($8 million pre-tax) related to anticipated net income in future quarters for Brazil.

    CONTACT: Media
             Susan Szita Gore, 203-837-2311
             susan_szita-gore@praxair.com
              OR
             Investors
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com